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                                    EXHIBIT 2

                    SUBSIDIARIES HOLDING THE SECURITIES BEING
                    REPORTED ON BY THE PARENT HOLDING COMPANY

                                509645 N.B. Inc.*


                                509647 N.B. Inc.**


                                509646 N.B. Inc.***



* 509645 N.B. Inc. is controlled by Argus Corporation Limited, a direct subsidiary of Ravelston ("Argus").


** 509647 N.B. Inc. is controlled by 509644 N.B. Inc.; 509644 N.B. Inc. is controlled by 509643 N.B. Inc.; 509643 N.B. Inc. is controlled by Argus.


*** 70.9 percent of the non-voting common stock of 509646 N.B. Inc. is owned by 509643 N.B. Inc. 509643 N.B. Inc. is controlled by Argus. 29.1 percent of the non-voting common stock of 509646 N.B. Inc. is owned by Ravelston. One hundred percent of the voting common stock of 509646 N.B. Inc. is owned by Argus


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